EXHIBIT 99.1

Axe Compute Appoints Guang Yang to Board of Directors

Veteran global investor and former NYSE-listed asset manager CEO joins as independent director and Chair of the Audit Committee

MIAMI, Nov. 13, 2026 (GLOBE NEWSWIRE) -- Axe Compute (NASDAQ: AGPU), a neocloud AI infrastructure company delivering dedicated, bare-metal GPU compute and large-scale AI factory build-outs at global scale, today announced the appointment of Guang Yang to its Board of Directors as an independent director, effective November 9, 2026. Mr. Yang will also serve as Chair of the Board's Audit Committee, and the Board has determined that he qualifies as an audit committee financial expert under SEC rules.

Mr. Yang brings more than three decades of experience in global capital markets, asset management and corporate transformation. He is Managing Partner of FTL Investments LLC, an investment firm focused on innovative companies, a role he has held since July 2020. He previously served as Executive Chairman and Chief Executive Officer of BrightSphere Investment Group Inc., a publicly traded asset manager, after serving as its Lead Independent Director. Earlier in his career, Mr. Yang spent 15 years at Franklin Templeton Investments, where he served as Executive Vice President and Senior Portfolio Manager of Global Equities.

"Guang has spent his career allocating capital across global markets and leading a public company through a period of significant change, and that is exactly the perspective we want on our Board as we scale," said Christopher Miglino, Chairman and Chief Executive Officer of Axe Compute. "His experience in global financial markets, his deep understanding of how institutional investors evaluate growth companies, and his financial expertise make him an ideal Chair of our Audit Committee. We are fortunate to have him join us."

"Axe Compute has built a capital-efficient model for delivering AI infrastructure at a moment when demand for GPU compute continues to outpace supply," said Mr. Yang. "I look forward to working with Chris, the Board and the management team to support the company's growth and to help maintain the financial discipline and governance that long-term investors expect."

Mr. Yang holds a Ph.D. from the Australian National University, an M.B.A. from Harvard Business School and a B.S. from the University of Science and Technology of China. He has held the Chartered Financial Analyst designation since 1998.

With Mr. Yang's appointment, the Axe Compute Board of Directors consists of five directors, a majority of whom are independent. Additional information regarding the appointment is included in the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

About Axe Compute Inc.

Axe Compute Inc. (NASDAQ: AGPU) is a neocloud AI infrastructure platform built on a fundamental premise: AI innovation should not be constrained by hardware choice or availability. The company provides enterprises and AI innovators with flexibility across hardware, geography, and deployment models through two core offerings: Axe Compute Access, delivering a wide range of the latest high-performance GPU infrastructure across global locations, and Axe Compute Build, enabling the design, deployment, ownership, and operation of large-scale, dedicated AI factories worldwide. All solutions are supported by enterprise-grade SLAs and operational expertise. Axe Compute is headquartered in Miami, Florida. For more information, visit axecompute.com.

Media and Investor Relations Contact:

Erin McMahon

ir@axecompute.com

axecompute.com | NASDAQ: AGPU